Email to Colleagues

Subject: An Important Announcement About Hickory Point Bank’s Future

Dear Colleagues,

Today, we are sharing an important announcement about the future of Hickory Point Bank.

For generations, colleagues have built Hickory Point Bank through personal relationships, steady service, and a genuine commitment to doing what is right. That legacy belongs to all of you and we are truly grateful.

After careful consideration, First Illinois Corporation has entered into a merger agreement with First Financial Corporation, with Hickory Point Bank merging with First Financial Bank, NA. We expect this merger will come together in the fourth quarter of 2026. Attached is a copy of the joint press release, which contains important disclosure information.

This was a thoughtful decision made from a position of strength. It reflects our responsibility to prepare the Bank for a future in which significant investment in technology, security, talent, products, and client capabilities is increasingly necessary to remain competitive and to continue serving our communities well. Nothing about today’s announcement changes our gratitude for what you have contributed or the respect we have for the work you do every day.

We did not approach this decision lightly. Hickory Point Bank has deep roots in Central Illinois, and we understand that our institution is more than a name. It represents long-standing relationships, community involvement, and the trust people have placed in us over many years. Those considerations were central to the decision-making process.

This merger is intended to build on that strong foundation. Founded in 1834, First Financial Bank, NA is one of the nation's longest-established banking institutions, serving communities for nearly two centuries. Today it is recognized as the fifth oldest national bank in the United States. Headquartered in Terre Haute, Indiana, First Financial Bank serves its communities through more than 85 banking centers and approximately $6.1 billion in assets.

When the opportunity to combine with First Financial was presented, it was important to determine whether the two organizations shared a common vision and approach to community banking. Through that process, we found strong alignment in our cultures, values, commitment to local relationships, and dedication to serving our communities.

By combining Hickory Point Bank’s relationships, local knowledge, expertise, and strong Central Illinois market presence with First Financial Bank’s resources and capabilities, we believe the organization will be better positioned to remain relevant, responsive, and strong for generations to come.

We know this news may come as a surprise and may bring a range of questions and emotions. We also understand that broad messages cannot answer every question today. We will share information as it becomes available and will be direct when an answer is not yet known. In the meantime, please review the accompanying frequently asked questions and speak with your manager if you need additional guidance. Please direct any media inquiries to Karla Miller or me.

Above all, thank you. Your professionalism, care for clients, and commitment to one another have shaped Hickory Point Bank’s history. They will be equally important as we move through this transition together.

With appreciation,

Tony

Important Additional Information About the Merger and Where to Find It

In connection with the proposed transaction, First Financial will file materials with the SEC, including a registration statement on Form S-4. The registration statement will include a proxy statement of First Illinois that also constitutes a prospectus of First Financial, which will be sent to the shareholders of First Illinois. This communication is not a substitute for the proxy statement/prospectus or the registration statement or for any other document that First Financial may file with the SEC and send to First Illinois’ shareholders in connection with the proposed transaction. FIRST ILLINOIS’ SHAREHOLDERS ARE URGED TO CAREFULLY AND THOROUGHLY READ THE PROXY STATEMENT/PROSPECTUS AND THE REGISTRATION STATEMENT, AS MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND OTHER RELEVANT DOCUMENTS FILED BY FIRST FINANCIAL WITH THE SEC, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT FIRST FINANCIAL, FIRST ILLINOIS, THE PROPOSED TRANSACTION, THE RISKS RELATED THERETO AND OTHER MATTERS.

When filed, the registration statement and other documents relating to the merger filed by First Financial can be obtained free of charge from the SEC’s website at www.sec.gov. These documents also can be obtained free of charge by accessing First Financial’s website at https://investor.first-online.bank under the “Investor Relations” section. Alternatively, these documents, when available, can be obtained free of charge from First Financial upon written request to First Financial Corporation, Attn: Norman D. Lowery, President and CEO, One First Financial Plaza, Terre Haute, Indiana 47807 or by calling 812-238-6185. The contents of the website referenced above are not deemed to be incorporated by reference into the registration statement or the proxy statement/prospectus.

Participants in the Solicitation

First Financial, First Illinois and their respective directors, executive officers, and certain other persons may be deemed, under SEC rules, to be participants in the solicitation of proxies from First Illinois’ shareholders in connection with the proposed merger. Information regarding the directors and executive officers of First Financial is included in its definitive proxy statement for its 2026 annual meeting filed with the SEC on March 17, 2026. Information regarding the directors and executive officers of First Illinois and additional information regarding the persons who may be deemed participants and their direct and indirect interests, by security holdings or otherwise, will be set forth in the registration statement on Form S-4 and other materials when they are filed by First Financial with the SEC in connection with the proposed transaction. Free copies of these documents may be obtained as described in the section above.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy securities nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. This communication is also not a solicitation of any vote in any jurisdiction pursuant to the proposed merger or otherwise. No offer of securities or solicitation will be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.